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                                                                    EXHIBIT 5.01

                                                                   March 1, 2004

Fisher Scientific International Inc.
One Liberty Lane
Hampton, New Hampshire 03842

   REGISTRATION STATEMENT ON FORM S-4 OF FISHER SCIENTIFIC INTERNATIONAL INC.

Ladies and Gentlemen:

     We have acted as special counsel to Fisher Scientific International Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement"), which includes a form of prospectus (the "Prospectus") relating to the proposed exchange by the Company of $150,000,000 aggregate principal amount of the Company's 8% Senior Subordinated Notes due 2013 issued on November 4, 2003 (the "Original Notes") for $150,000,000 aggregate principal amount of its 8% Senior Subordinated Notes due 2013, which are to be registered under the Act (the "Exchange Notes"). The Exchange Notes are to be issued pursuant to the Indenture, dated as of August 20, 2003 (the "Indenture"), by and between the Company and J.P. Morgan Trust Company, N.A., as trustee (the "Trustee").

     In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed without investigation the legal capacity of all natural persons executing documents (except with respect to the Company), the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon representations, statements and certificates of or from public officials and of or from officers and representatives of the Company and others. With your permission, for purposes of the opinion expressed herein, we have assumed that (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, the Indenture, (iii) the Indenture is valid, binding and enforceable with respect to the Trustee and (iv) the Exchange Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.

     Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that when executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Original Notes pursuant to the exchange offer described in the Registration Statement, the Exchange Notes will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     The foregoing opinion is limited by and subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization or moratorium laws or other similar laws relating to or affecting enforcement of creditors' rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

     We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          Debevoise & Plimpton LLP

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